Exhibit 99.2

745 Seventh Avenue New York, NY 10019 United States

April 21, 2017

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated January 31, 2017, to the Conflicts Committee of the Board of Directors of ONEOK Partners GP, L.L.C., as an annex to the joint prospectus/proxy statement that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of ONEOK, Inc. (“ONEOK”), as filed by ONEOK on April 21, 2017 (the “Registration Statement”), relating to the proposed business combination transaction between ONEOK and ONEOK Partners, L.P., and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of the Financial Advisor to the ONEOK Partners Conflicts Committee”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the ONEOK Partners Conflicts Committee and the ONEOK Partners Board and their Reasons for the Merger” and “The Merger—Opinion of the Financial Advisor to the ONEOK Partners Conflicts Committee.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.

BARCLAYS CAPITAL INC.